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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference of our report dated September 26, 2000, except for Note 19, as to which the date is October 26, 2000, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K of Blue Rhino Corporation for the year ended July 31, 2000, in the following:

     - Form S-8 (No. 333-80909) pertaining to the Company's Amended and Restated Stock Option Plan for Non-Employee Directors;

     - Form S-8 (No. 333-80907) pertaining to the Company's 1994 Stock Incentive Plan;

     - Form S-8 (No. 333-80911) pertaining to the Company's 1998 Stock Incentive Plan;

     - Form S-8 (No. 333-94039) pertaining to the Company's Employee Stock Purchase Plan.

                                                 /s/ ERNST & YOUNG LLP

Winston-Salem, North Carolina
October 27, 2000